As filed with the Securities and Exchange Commission on March 19, 2010

Registration No.  333-______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

The Brink’s Company
(Exact name of registrant as specified in its charter)

Virginia	54-1317776
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 Bayberry Court
P.O. Box 18100
Richmond, Virginia 23226-8100
(Address, including zip code, of Principal Executive Offices)

Key Employees’ Deferred Compensation Program of The Brink’s Company
(Full title of the plan)

McAlister C. Marshall, II, Esq.
Vice President and General Counsel
The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, Virginia 23226-8100
(804) 289-9600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $1.00 per share	225,000 Shares	$27.47	$6,180,750	$441

(1)
Pursuant to Rule 416(a) the number of shares of Common Stock registered hereunder includes such indeterminate number of additional shares of Common Stock as may be offered or issued in the future to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of $27.47 per share, which was the average of the high and low prices of the Common Stock on the New York Stock Exchange on March 17, 2010.

REGISTRATION OF ADDITIONAL SECURITIES

The Brink’s Company (the “Company”) is hereby registering 225,000 additional shares of its common stock, par value $1.00 per share (the “Common Stock”), for issuance under the Key Employees’ Deferred Compensation Program of The Brink’s Company (the “Deferred Compensation Program”). Registration statements on Form S-8 (Registration No. 33-53565, including Post-Effective Amendment No. 1 thereto, and Registration No. 333-78631, Registration No. 333-70758 and Registration No. 333-146673, collectively, the “Prior Registration Statements”), each as filed with the Securities and Exchange Commission on May 10, 1994, April 3, 1996, May 17, 1999, October 2, 2001 and October 12, 2007, respectively, relating to the same class of securities and the same benefit plan are currently effective.  This Registration Statement is being filed pursuant to and in accordance with General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

Pursuant to General Instruction E of the Form S-8, the Company hereby incorporates the contents of the Prior Registration Statements, to the extent they relate to the Deferred Compensation Program and the shares of Common Stock issuable thereunder, except as the same may be modified by the information set forth on this Registration Statement.

Item 5.    Interests of Named Experts and Counsel

Certain legal matters regarding shares of Common Stock will be passed upon for the Company by McAlister C. Marshall, II, Esq., Vice President and General Counsel of the Company. Mr. Marshall beneficially owns 2,683 shares of the Common Stock and he holds options to purchase Common Stock and units representing Common Stock.

Item 8.    Exhibits

Exhibit No.	Description
4.1
Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3(i) to the Company’s Current Report on Form 8-K filed November 20, 2007 (File No. 001-09148)).

4.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3(ii) to the Company’s Current Report on Form 8-K filed February 22, 2010 (File No. 001-09148)).

4.3
Key Employees’ Deferred Compensation Program, as amended and restated effective November 13, 2008 (incorporated herein by reference to Exhibit 10(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (File No. 001-09148)).

5.1	Opinion of McAlister C. Marshall, II, Esq., regarding Common Stock.

23.1	Consent of McAlister C. Marshall, II, Esq. (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on this 19th day of March, 2010.

THE BRINK’S COMPANY
(Registrant)

By:	/s/ McAlister C. Marshall, II
Name:	McAlister C. Marshall, II
Title:	Vice President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael T. Dan	Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	March 19, 2010
Michael T. Dan

/s/ Joseph W. Dziedzic	Vice President and Chief Financial Officer (Principal Financial Officer)	March 19, 2010
Joseph W. Dziedzic

/s/ Matthew A.P. Schumacher	Controller (Principal Accounting Officer)	March 19, 2010
Matthew A.P. Schumacher

*	Director	March 19, 2010
Roger G. Ackerman

*	Director	March 19, 2010
Betty C. Alewine

*	Director	March 19, 2010
Marc C. Breslawsky

*	Director	March 19, 2010
Paul G. Boynton

*	Director	March 19, 2010
Michael J. Herling

*	Director	March 19, 2010
Thomas R. Hudson Jr.

*	Director	March 19, 2010
Murray D. Martin

*	Director	March 19, 2010
Thomas C. Schievelbein

*	Director	March 19, 2010
Robert J. Strang

*	Director	March 19, 2010
Ronald L. Turner

* By:	/s/ Michael T. Dan
Michael T. Dan, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1
Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3(i) to the Company’s Current Report on Form 8-K filed November 20, 2007 (File No. 001-09148)).

4.2	Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3(ii) to the Company’s Current Report on Form 8-K filed February 22, 2010 (File No. 001-09148)).

4.3
Key Employees’ Deferred Compensation Program, as amended and restated effective November 13, 2008 (incorporated herein by reference to Exhibit 10(b) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (File No. 001-09148)).

5.1	Opinion of McAlister C. Marshall, II, Esq., regarding Common Stock.

23.1	Consent of McAlister C. Marshall, II, Esq. (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney.